CLECO CORPORATION
       COMPUTATION OF NET INCOME BEFORE EXTRAORDINARY ITEM PER COMMON SHARE
                        FOR THE SIX MONTHS ENDED JUNE 30
                                   (Unaudited)

                                                               (In thousands, except share
                                                                  and per share amounts)
                                                                   2000           1999
                                                                   ----           ----
BASIC

Net income before extraordinary item and after preferred
      dividend requirements, net                              $     26,203    $     21,733
                                                              ============    ============
Weighted average number of shares of common
     stock outstanding during the period                        22,457,433      22,518,237
                                                              ============    ============
Basic net income per common share, before
    extraordinary item and after preferred dividend
    requirements, net                                         $       1.17    $       0.97
                                                              ============    ============
DILUTED

Net income before extraordinary item and after preferred
    dividend requirements, net                                $     26,203    $     21,733
                                                              ------------    ------------
Adjustments to net income related to Employee Stock
  Ownership Plan (ESOP) under
  the "if-converted" method:
Add loss of deduction from net income for actual
  dividends paid on convertible preferred stock, net of tax            687             707
                                                              ------------    ------------
Deduct additional cash contribution
  required, which is equal to dividends
  on preferred stock less dividends
  paid at the common dividend rate, net of tax                          (6)            (22)
                                                              ------------    ------------
Add tax benefit associated with dividends
  paid on allocated common shares                                      226             190
                                                              ------------    ------------
Adjusted income applicable to common stock before
   extraordinary item and after preferred dividend
   requirements, net                                          $     27,110    $     22,608
                                                              ============    ============
Weighted average number of shares of common
  stock outstanding during the period                           22,457,433      22,518,237
                                                              ------------    ------------
Number of equivalent common shares
  attributable to ESOP                                           1,326,024       1,355,839
                                                              ------------    ------------
Common stock under stock option grants                               5,305             217
                                                              ------------    ------------
Average shares                                                  23,788,762      23,874,293
                                                              ============    ============
Diluted net income per common share                           $       1.14    $       0.95
                                                              ============    ============
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